EXHIBIT 21
                                                                                                        Jurisdiction of
Name of Subsidiary                                                                     Incorporation

Pipeline Nutrition USA. Inc.                                                        Florida

In accordance with Item 601(b)(21) of regulation S-K the registrant has omitted the names of particular subsidiaries because the unnamed subsidiaries, considered in the aggregate as a single subsidiary , would not have constituted a significant subsidiary as of September 30, 2013.